Exhibit 15.3

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-222000) of Orange S.A. of our reports dated February 13, 2020 with respect to the consolidated statements of financial position of Orange S.A. and its subsidiaries (the "Group") as of December 31, 2019, 2018 and 2017, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2019 and the related notes, and the effectiveness of internal control over financial reporting of the Group as of December 31, 2019, which reports appear in this Annual Report on Form 20-F for the year ended December 31, 2019.

Our report dated February 13, 2020, on the consolidated financial statements, refers to the change in Orange S.A.’s method of accounting for leases on January 1, 2019 due to the adoption of IFRS 16 "Leases").

Our report dated February 13, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that, as indicated in Management's Annual Report on Internal Control Over Financial Reporting, management's assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal control over financial reporting of the following entities acquired in 2019: in Spain, the companies Republica de Comunicaciones Moviles S.L.U. and Suma Operador de Telecomunicaciones S.L.U., in Belgium, the companies Upsize and BKM, in Poland, the companies BlueSoft and Essembli, and the groups Secure Data and Secure Link. These entities which are consolidated in the 2019 consolidated financial statements of the Group represented 0.6% of the Group’s 2019 consolidated revenue and 0.4% of the Group’s total assets as of December 31, 2019. Our audit of internal control over financial reporting of the Group also did not include an evaluation of the internal control over financial reporting of the following entities acquired in 2019: in Spain, the companies Republica de Comunicaciones Moviles S.L.U. and Suma Operador de Telecomunicaciones S.L.U., in Belgium, the companies Upsize and BKM, in Poland, the companies BlueSoft and Essembli, and the groups Secure Data and Secure Link.

KPMG S.A.

Represented by Marie Guillemot

Paris-La Défense

April 21, 2020